Exhibit 99.1

The TJX Companies, Inc. Reports Strong Second Quarter FY09 Results; Raises Full Year Outlook

FRAMINGHAM, Mass.--(BUSINESS WIRE)--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 26, 2008. Net sales for the second quarter of Fiscal 2009 increased 7% to $4.6 billion, and consolidated comparable store sales increased 4% over last year. Net income for the second quarter was $200 million, and diluted earnings per share were $.45 compared to $.13 last year. Second quarter Fiscal 2009 results include an impairment charge of $10 million, after tax, or $.02 per share, related to Bob’s Stores (see below). Prior year’s second quarter results included an after-tax charge of $118 million, or $.25 per share, with respect to the previously announced computer intrusion(s). Excluding these charges from the respective quarters, second quarter Fiscal 2009 adjusted diluted earnings per share were $.47, a 24% increase over the adjusted $.38 for the prior year.

For the first half of Fiscal 2009, net sales were $9.0 billion, a 7% increase over last year, and year-to-date consolidated comparable store sales increased 4% over the prior year. Net income was $394 million, and diluted earnings per share were $.88 compared to $.47 in the same period last year. This year’s first half earnings results include a first quarter benefit of $12 million, which rounds to $.02 per share, due to certain tax-related adjustments, partially offset by the second quarter impairment after-tax charge of $10 million, or $.02 per share, related to Bob’s Stores (see below). The net impact of these items on Fiscal 2009 earnings per share was neutral. Prior year’s first half results included an after-tax charge of $130 million, or $.27 per share, with respect to the computer intrusion(s). Excluding this charge, diluted earnings per share for the first half of Fiscal 2009 increased 19% over the adjusted $.74 for the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “We are very pleased with our second quarter performance. In a very challenging retail environment, we delivered strong sales, merchandise margins and profit increases on top of very strong operating results last year. Our great values on fresh assortments of summer apparel resonated well with our customers and in addition, we effectively managed expenses. Importantly, while we continue to drive sustained earnings growth, we are building for the future. We believe that capturing new customers, continuing our strong vendor relationships and developing new ones in the current environment will serve us well going forward. Our strong core businesses are funding investments in our domestic and international growth vehicles, which are also doing well, all of which supports our vision of growing TJX as a global, off-price/value retailer.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter				Second Quarter
	Comparable Store Sales				Net Sales ($ in millions)
	FY2009		FY2008		FY2009	FY2008
In the U.S.:
Marmaxx(a)	+3%		+3%		$2,957	$2,816
HomeGoods	-1%		+5%		$350	$327
A.J. Wright	+6%		+6%		$160	$149
Bob’s Stores	-5%		+10%		$67	$71
In Canada:
Winners/HomeSense	+12%	(US$)	+12%	(US$)	$539	$466
	+6%	(C$)	+7%	(C$)
In Europe:
T.K. Maxx	+4%	(US$)	+15%	(US$)	$548	$484
	+5%	(GBP)	+7%	(GBP)

TJX	+4%		+5%		$4,621	$4,313
(a) Combination of T.J. Maxx and Marshalls

Impairment Charge

In the second quarter of Fiscal 2009, the Company recorded an impairment charge of $16 million pre-tax ($10 million after tax or $.02 per share), related to Bob’s Stores, which is reflected in Bob’s Stores’ segment results. The impairment charge relates to certain long-lived assets and intangible assets at Bob’s Stores and represents the excess of recorded carrying values over the estimated fair value of these assets. This charge was recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” under which the Company reviews its long-lived assets across all business units and major asset classifications periodically to determine potential impairment.

Margins

For the second quarter of Fiscal 2009, the Company’s consolidated pretax profit margin was 6.9%, including the impairment charge (0.3 percentage points). This compares to 2.1% in the prior year, which includes a reduction of 4.6 percentage points due to the intrusion(s) charge. Excluding these charges, this year’s adjusted second quarter consolidated pretax profit margin was 7.2%, a 0.5 percentage-point increase above the adjusted 6.7% last year and above the Company’s plan. The gross profit margin for the Fiscal 2009 second quarter was 24.4%, which was 0.4 percentage points above the prior year and also above the Company’s plan, driven by strong merchandise margins despite increased fuel costs. Selling, general and administrative costs as a percent of sales were 17.5%, a 0.1 percentage point increase from prior year. This included the Bob’s Stores’ impairment charge (0.3 percentage points), which more than offset what would otherwise have been a 0.2 percentage-point improvement in selling, general and administrative costs, driven by the Company’s continued focus on cost reduction.

Inventory

Total inventories as of July 26, 2008, were $3.1 billion, which is flat compared to the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at July 26, 2008, were down 2% versus being up 2% at the same time last year. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was slightly down versus last year on a per-store basis. The Company remains very comfortable with the liquidity in its inventories, which positions it extremely well to capitalize upon plentiful buying opportunities in the marketplace in the third quarter.

Share Repurchases

During the second quarter, the Company spent a total of $225 million in repurchases of TJX stock, retiring 7.0 million shares. Year to date, the Company has spent a total of $450 million to repurchase TJX stock, retiring 14.0 million shares. It remains the Company’s plan to repurchase at least $900 million of TJX stock in Fiscal 2009.

Third and Fourth Quarters and Full Year Fiscal 2009 Outlook

For the third quarter of Fiscal 2009, the Company expects diluted earnings per share in the range of $.59 to $.62, a 9% to 15% increase over the $.54 in earnings per share in the prior year. This range is based upon estimated consolidated comparable store sales growth of approximately 2% to 3%.

For Fiscal 2009, the Company is raising its guidance of diluted earnings per share to the range of $2.26 to $2.31. The full-year range compares to earnings per share of $1.66 in the prior year, which included a charge of $119 million or $.25 per share related to the computer intrusion(s). Excluding this charge, this range represents an 18% to 21% increase over the $1.91 adjusted earnings per share in Fiscal 2008. This range includes an expected $.09 per share benefit from the 53rd week in the Company’s Fiscal 2009 calendar. Excluding this 53rd week benefit and last year’s intrusion(s) charge, the adjusted estimated range of $2.17 to $2.22 represents a 14% to 16% increase over the $1.91 in adjusted earnings per share last year. This range is based upon estimated consolidated comparable store sales growth of approximately 3% for the full year. The Company’s full-year outlook assumes fourth quarter earnings per share in the range of $.79 to $.81, including the impact of the 53rd week, and a range of $.70 to $.72 excluding this benefit.

Stores by Concept

During the second quarter, the Company added a total of 19 stores and increased square footage by 5% over the same period last year.

	Store Locations		Gross Square Feet
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	857	859	25.5	25.5
Marshalls	784	787	24.9	25.0
HomeGoods	294	297	7.3	7.3
A.J. Wright	130	132	3.3	3.4
Bob’s Stores	34	34	1.5	1.5
In Canada:
Winners	196	196	5.7	5.7
HomeSense	73	73	1.8	1.8
In Europe:
T.K. Maxx	227	231	7.1	7.3
HomeSense	1	6	0.0	0.1

TJX	2,596	2,615	77.1	77.6

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 859 T.J. Maxx, 787 Marshalls, 297 HomeGoods, and 132 A.J. Wright stores, as well as 34 Bob’s Stores, in the United States. In Canada, the Company operates 196 Winners and 73 HomeSense stores, and in Europe, 231 T.K. Maxx and 6 HomeSense stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal 2009 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s second quarter Fiscal 2009 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Tuesday, August 19, 2008.

August Fiscal 2009 Sales Recording

Additionally, the Company expects to release its August 2008 sales results on Thursday, September 4, 2008, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s August sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, September 11, 2008.

Archived versions of the Company’s recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

Important Information at Website

The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: matters relating to the computer intrusion(s) including potential losses that could differ from our reserve, potential effects on our reputation and sales, compliance with orders, and other consequences to the value of our Company and related value of our stock; our ability to successfully expand our store base and increase comparable store sales; risks of expansion and costs of contraction; risks inherent in foreign operations; our ability to successfully implement our opportunistic buying strategies and to manage our inventories effectively; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; availability of store and distribution center locations on suitable terms; our ability to recruit and retain associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute our share repurchase program; availability and cost of financing; general economic conditions, including fluctuations in the price of oil; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; issues with merchandise quality and safety; import risks; adverse outcomes for any significant litigation; compliance with and changes in laws and regulations and accounting rules and principles; adequacy of reserves; asset impairments and other charges; closing adjustments; failure to meet market expectations; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 26, 2008	July 28, 2007	July 26, 2008	July 28, 2007

Net sales	$4,621,292	$4,313,298	$8,985,417	$8,421,379

Cost of sales, including buying and occupancy costs	3,492,815	3,277,697	6,808,550	6,394,912
Selling, general and administrative expenses	808,277	749,051	1,565,383	1,458,328
Provision for Computer Intrusion related costs	-	195,918	-	215,922
Interest expense (income), net	2,641	(1,400)	4,315	(3,476)

Income before provision for income taxes	317,559	92,032	607,169	355,693
Provision for income taxes	117,336	33,000	213,097	134,553

Net income	$200,223	$59,032	$394,072	$221,140

Diluted earnings per share	$0.45	$0.13	$0.88	$0.47

Cash dividends declared per share	$0.11	$0.09	$0.22	$0.18

Weighted average common shares – diluted (in thousands)	445,423	473,319	448,135	476,133

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	July 26, 2008	July 28, 2007

ASSETS
Current assets:
Cash and cash equivalents	$517.5	$533.8
Accounts receivable and other current assets	543.9	541.6
Merchandise inventories	3,104.8	3,050.2

Total current assets	4,166.2	4,125.6

Property and capital leases, net of depreciation	2,263.2	2,107.9
Other assets	183.2	203.5
Goodwill and tradename, net of amortization	180.0	182.9

TOTAL ASSETS	$6,792.6	$6,619.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,746.1	$1,714.7
Accrued expenses and other liabilities	1,238.2	1,157.3

Total current liabilities	2,984.3	2,872.0

Other long-term liabilities	763.4	776.0
Non-current deferred income taxes, net	98.5	5.3
Long-term debt	832.8	812.3

Shareholders’ equity	2,113.6	2,154.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,792.6	$6,619.9

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Twenty-Six Weeks Ended
	July 26, 2008	July 28, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$394.1	$221.1
Depreciation and amortization	199.8	181.1
Deferred income tax provision (benefit)	59.9	(66.6)
Amortization of stock compensation expense	24.7	30.0
(Increase) in accounts receivable and other assets	(101.6)	(146.2)
(Increase) in merchandise inventories	(369.8)	(433.6)
Increase in accounts payable	230.9	320.4
Increase in accrued expenses and other liabilities	13.3	117.7
Other	17.1	0.5

Net cash provided by operating activities	468.4	224.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(259.0)	(217.0)
Other	0.4	0.3
Net cash (used in) investing activities	(258.6)	(216.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(448.6)	(332.6)
Proceeds from sale and issuance of common stock	99.7	45.7
Cash dividends paid	(85.1)	(72.5)
Other	13.1	2.7
Net cash (used in) financing activities	(420.9)	(356.7)

Effect of exchange rate changes on cash	(4.0)	26.1

Net (decrease) in cash and cash equivalents	(215.1)	(322.9)
Cash and cash equivalents at beginning of year	732.6	856.7

Cash and cash equivalents at end of period	$517.5	$533.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 26, 2008	July 28, 2007	July 26, 2008	July 28, 2007

Net sales:
Marmaxx	$2,957,190	$2,815,636	$5,759,480	$5,545,131
Winners and HomeSense	538,694	466,158	1,027,078	860,804
T.K. Maxx	547,617	484,489	1,042,811	927,108
HomeGoods	350,433	327,250	713,862	660,406
A.J. Wright	160,461	148,526	314,719	292,683
Bob’s Stores	66,897	71,239	127,467	135,247
	$4,621,292	$4,313,298	$8,985,417	$8,421,379

Segment profit (loss):
Marmaxx	$298,062	$252,023	$576,561	$524,629
Winners and HomeSense	60,389	47,590	101,286	74,391
T.K. Maxx	13,745	16,210	15,208	20,826
HomeGoods	2,169	8,877	11,063	19,086
A.J. Wright	(765)	(1,663)	(1,650)	(4,696)
Bob’s Stores	(19,816)	(3,476)	(26,758)	(10,045)
	353,784	319,561	675,710	624,191

General corporate expenses	33,584	33,011	64,226	56,052
Provision for Computer Intrusion related costs	-	195,918	-	215,922
Interest expense (income), net	2,641	(1,400)	4,315	(3,476)
Income before provision for income taxes	$317,559	$92,032	$607,169	$355,693

The TJX Companies, Inc. and Consolidated Subsidiaries

Notes to Consolidated Condensed Statements

1. During the second quarter ended July 26, 2008, TJX repurchased 7.0 million shares of its common stock at a cost of $225 million. On a year to date basis, through July 26, 2008, TJX has repurchased 14.0 million shares of its common stock at a cost of $450 million. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases. Under the current $1 billion stock repurchase program, approved by the Board of Directors in January 2007, TJX repurchased 31.8 million shares of its common stock at a cost of $964 million through the fiscal 2009 second quarter. In February 2008, TJX’s Board of Directors authorized another multi-year stock repurchase plan of $1 billion, which is in addition to the $36 million remaining under the current program.

2. As of July 26, 2008 TJX assessed its investment in Bob’s Stores and recorded a pre-tax impairment charge of $16 million relating to the long-lived assets of that division. The charge is included in selling, general and administrative expenses on the income statement and is included in the operating results of the Bob’s Stores segment. The after-tax impact of the impairment charge reduced net income for the periods ended July 26, 2008 by $10 million, or $0.02 per diluted share.

3. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the “Computer Intrusion”), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

TJX was not able to reasonably estimate the losses it would incur as a result of the Computer Intrusion until the second quarter of fiscal 2008. Prior to establishing this reserve, TJX expensed the costs related to the Computer Intrusion as incurred. The total provision for Computer Intrusion related costs for the second quarter ended July 28, 2007 amounted to a pre-tax charge of $196 million, which reduced net income by $118 million, or $0.25 per share. The total provision for Computer Intrusion related costs for the six months ended July 28, 2007 amounted to a pre-tax charge of $216 million, which reduced net income by $130 million, or $0.27 per share.

4. The following is a reconciliation of our diluted earnings per share for the second quarter and first six months, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release.

	Second Quarter Ended		Six Months Ended
	July 26, 2008	July 28, 2007	July 26, 2008	July 28, 2007
EPS, as reported	$0.45	$0.13	$0.88	$0.47

Adjustments:
Costs relating to Computer Intrusion	-	0.25	-	0.27
Tax benefit relating to reduction in FIN 48 tax liability	-	-	(0.02)	-
After tax impact of impairment charge relating to Bob’s Stores	0.02	-	0.02	-

Adjusted EPS	$0.47	$0.38	$0.88	$0.74

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323